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                                                                   EXHIBIT 10.26
                            [English translation of
                             original German text]

                              SALE AND ASSIGNMENT

                                      OF

                                BUSINESS SHARES



Negotiated on December 21 (twenty one) 1998 in Hamburg

Before Dr. Henning Voscherau at Alstertor 14, 20095 Hamburg

1)  Mr. Uwe Hinrichs, born April 12, 1941
Resident at Loehrsweg 2, 20249 Hamburg, Germany
Identified with personal identity card No. 1300463083

                                                (hereinafter called "Seller")

And

2a) Mr. Adrian Knapp, born December 10, 1962
Resident at Oberseeburg 45, 6006 Lucerne, Switzerland
Identified with Swiss passport No. 5403362

And

2b) Mr. Stephan Isenschmid, born November 1, 1961
Resident at Buchenweg 5, 6034 Inwil
Identified with Swiss passport No. 528/2018

Acting not in their own names, but as representatives of

COPE, Inc., a Delaware corporation, Grundstrasse 14, 6343 Rotkreuz, Switzerland

                                                (hereinafter called "Buyer")

The persons appearing declared the following for the record:

The company with the name

HICOMP Software Systems GmbH
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                                                (hereinafter called "Company")

has its registered office in Hamburg and has been entered in the Commercial Register of the Amtsgericht [Local Court] in Hamburg under Commercial Register No. 53 850.

Of the total capital stock of 50,000.00 DM (fifty thousand German marks), the Seller holds business shares (Stammanteile) of 49,000.00 DM and 1,000.00 DM, which have been paid in full.

Based on the above, we enter into the following

                   ASSIGNMENT AGREEMENT FOR BUSINESS SHARES

                                     (S) 1

The Seller herewith sells and assigns his aforementioned business shares in the named Company with all rights and duties pertaining to the business shares to the Buyer who accepts the business shares.

The Seller in his capacity as sole holder of business shares in the Company herewith gives any and all consent to the transfer of the business shares in the Company to the Buyer if and insofar as such consent is required by law and articles of association.

If appropriate, the Company will give any approval necessary pursuant to law or shareholder agreement outside of this document.

                                     (S) 2

The parties have assessed the business value or special purpose value of this agreement to be approximately 20 million DM. The Buyer is paying for the aforementioned business shares of the Company exclusively with shares of the Buyer, listed on the stock exchange. Accordingly, the Buyer undertakes to deliver to the Seller 420,000 shares of the Buyer on February 28, 1999, and it has the right to sell 200,000 of those shares within the framework of a secondary placement at the "Neue Markt" (Frankfurt) at the earliest 90 days after they were transferred. According to the parties, the remaining 220,000 shares are subject to sales restrictions under American law, pursuant to Appendix 1 to this agreement.
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                                     (S) 3

1. The Seller guarantees that the business shares sold are at his free disposition and have not been assigned or pledged or otherwise encumbered with the rights of third parties.

2. The Seller further guarantees that the Company in a legally valid manner holds all industrial rights of use for the software products, know-how, trademarks and trademark rights developed and sold by the Company (in particular, but not exclusively in the trademarks HIBACK, HIBARS, and INNOVATORS) and any other intangible property rights. The Seller in particular guarantees that no actual or former employees of the Company hold any rights in intangible property of the Company on the basis of inventions made by them, (Arbeitnehmerfindung).


3. The Seller further guarantees that no claims for additional tax payments (for example for trade, corporate, transfer or salary taxes) against the Company exist except for those contained in the annual statements of accounts as of December 31, 1996, December 31, 1997 and in the not yet set up annual statement of accounts as of December 31, 1998, be it for salary taxes to be paid later or for any other reason. The same applies to social security taxes.

4. The Seller further guarantees that the Company is not involved in any pending litigation or other proceedings before any authorities and that it is not threatened with any litigation or proceedings.

5. The Seller further guarantees that the Company has entered into all insurance agreements necessary or customary for its business operation.

6. The Seller further guarantees that the software products developed by the Company and either installed with clients or in its own business operation do not contain any Year 2000 problem.

The Seller herewith undertakes that any problem that might arise with Dbtune will be solved by March 31, 1999.

                                     (S) 4

1. Upon signing this agreement, the Seller shall hand over to the Buyer a copy of the Articles of Association (Gesellschaftsvertrag) of the Company at the latest by February 15, 1999, the Seller shall hand over to the Buyer the following additional documents:
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a) Asset and liability statements and income statements of the company with certified reports of the tax consulting company, FAXON Auditors, 22083 Hamburg, as of December 31, 1996, December 31, 1997 and December 31, 1998.

b) Economic plan for 1999 with projections to be defined jointly by the parties.


c) A list of all of the agreements entered into between the Company and third parties (including Seller) that have a special purpose value of at least 50,000.00 DM each (non-recurrent or yearly recurring value).

2. The parties assume that the operating result as of December 31, 1998 will consist of minimum sales of 3.6 million DM and minimum EBITDA of 450,000.00 DM. EBITDA is defined as "earnings before interests, taxes, depreciation and amortization."

                                     (S) 5

1. Regardless of any rights of rescission provided for by law and any other claims notwithstanding, both parties have the right to rescind this agreement within 60 days after it was entered into in the following cases:

a) The Seller has the right to rescind the agreement in case the Buyer does not within the time period mentioned enter into a cooperative agreement with an investment bank (which is the condition for admission to the "Neue Markt," Frankfurt) and it thus becomes uncertain whether the shares will be saleable pursuant to (S) 2, item 2, of this agreement.

b) The Buyer has the right to rescind the agreement in case the guarantees of
(S) 3 of this agreement should prove to be incorrect, in case the documents listed in (S) 4, item 1, should not be handed over or not handed over in their entirety, or in case the operating result pursuant to (S) 4, item 2, should not be attained.

2. Regardless of any limitation in time, the Buyer has the right to rescind the agreement if pursuant to US GAAP or pursuant to the SEC (Security and Exchange Commission) the business transaction set forth in this agreement does not qualify as "pooling of interests."

3. Upon receipt of an effectively exercised declaration of rescission of either party, the business shares sold pursuant to (S) 1 of this agreement shall revert to the Seller. The Buyer herewith executes the reassignment subject to a condition precedent and the Seller accepts the reassignment.
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                                     (S) 6

1. The Seller grants to the Buyer a purchase right and right of first refusal for the shares he owns in the two American companies HICOMP America, Inc. (New
York) and HICOMP America, Inc. (Colorado). The purchase right and right of first refusal shall expire at midnight on June 30, 2000 and shall be considered exercised in a timely fashion if the pertinent declaration reaches the Seller before that point in time.

2. The purchase price corresponds to the intrinsic value of the shares at the point in time when the purchase right or right of first refusal is exercised. In case of a dispute, an independent auditing company shall determine the intrinsic value.

                                     (S) 7

1. The Buyer is obligated to hold the Seller harmless from any and all liability towards the Company or third parties, which might arise from the transferred business shares.

2. The Seller shall be empowered and exclusively responsible for registering the change in the shareholder position of the Company. He is obligated to make the registration as soon as his contractual rights to rescission pursuant to (S) 5, item 2.a), have expired and the Buyer has declared that it will not exercise its right to rescission pursuant to (S) 5, item 2.

3. Until the registration has taken place, the Seller undertakes to coordinate with the Buyer any measures taken at the Company level.

4. In order to be effective, the registration has to be made by explicit written declaration to the second managing director of the Company by way of a registered letter with return receipt for the Seller. Any other declarations not made in this form will not be considered a registration ((S) 16 Gesetz uber Gesellschaften mit beschrankter Haftung, GmbHG [Limited Liability Company Act]).

                                     (S) 8

All profits shall remain with HICOMP Software Systems GmbH until the registration or any rescission has taken place. There shall be no withdrawal of profits.

                                     (S) 9

After the contractual duration of the management contract with the Seller of five years following August 28, 1998, the Seller shall be subject to a comprehensive prohibition to compete with regard to the Buyer and HICOMP Software Systems GmbH for an additional 18 months.

                                     (S) 10

For SEC purposes, the parties undertake to sign an additional purchase agreement (securities purchase agreement) governed by American law.
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That supplemental agreement shall not contain any provisions that would contradict this agreement.

The parties further agree and undertake to sign any documents and undertake any actions that may be required by German law in order to effect and complete the transfer of the business shares from the Seller to the Buyer pursuant to the terms of this agreement.

                                     (S) 11

1. There shall be no rights of retention or set-off within the framework of this agreement or in connection with it.

2. The Buyer shall pay the direct costs for this agreement, including the costs for the notary public and consultation by tax consultants and attorneys.

                                     (S) 12

Should any provision of this agreement be or become null and void, or should the agreement contain any gaps, the validity of the remaining provisions shall not be affected. The contracting parties undertake to replace any void provision with another valid provision coming as close as possible to the economic effect intended with the void provision. Any gap shall be filled by taking into account the economic goals of this agreement. No oral subsidiary agreements exist.

This provision applies mutatis mutandi to (S) 6, in so far as this is advisable under US law.

                                    (S) 13

The parties were advised about the legal effects of the transfer of business shares and in particular pointed out the following:

1. If a shareholder purchases a business share in addition to its original business share, both of them remain legally independent.

2. The Buyer obtains the position with regard to the Company previously held by the Seller only after the transfer of the share has been registered with and proven to the Company, regardless of whether or not the Company had already learned of the purchase from another side ((S) 16, paragraph 1, GmbHG).

3. The Buyer is obligated to accept any legal transactions undertaken before the registration took place by the Company towards the Seller or by the Seller towards the Company with regard to the conditions at the company ((S) 16, paragraph 2, GmbHG).
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4. Buyer and Seller shall be jointly and severally liable vis-a-vis third parties for any outstanding claims on the transferred business share at the time of the registration ((S) 16, paragraph 3, GmbHG).

The parties were not advised about provisions of American law.
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The persons appearing read this record, approved it and then signed it as follows:

                                Seller


                                By:/s/ Uwe Hinrichs
                                -------------------------------
                                Mr. Uwe Hinrichs


                                Buyer

                                COPE, Inc.,
                                a Delaware corporation


                                By:/s/ Adrian Knapp
                                -------------------------------
                                Adrian Knapp


                                By:/s/ Stephan Isenschmid
                                -------------------------------
                                Stephan Isenschmid
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                                                                     Page 9 of 9

                                  Appendix 1

COPE Shares as "Restricted" Securities.  The Seller is aware that neither the
--------------------------------------
420,000 shares of Buyer ("COPE Shares") nor the offer or sale thereof to the Seller has been registered under the U.S. Securities Act of 1933, as amended ("Securities Act"), or under any foreign or state securities law. The Seller further understand that no registration statement has been filed with the U.S. Securities sand Exchange Commission ("SEC"), nor with any other U.S. or foreign regulatory authority and that, as a result, any benefit which might normally accrue to an investor such as the Seller by an impartial review of such a registration statement by the SEC or other regulatory commission will not be forthcoming. The Seller acknowledges that the COPE Shares will be characterized as "restricted" securities under U.S. federal securities laws inasmuch as they are being in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain circumstances. The Seller represents that the Seller is familiar in general with Rule 144 under the Securities Act (which provides generally for a one year holding period and limitations on the amount of "restricted" securities that can be publicly resold in compliance with the rule upon completion of the holding period), and understand the resale limitations imposed thereby and by the Securities Act.
The Seller agrees that the Seller will not sell all or any portion of COPE shares except in accordance with an available exemption from registration under the Securities Act. The Seller understands that each certificate for the COPE Shares issued to the Seller or to any subsequent transferee shall be stamped or otherwise imprinted with an appropriate legend summarizing the restrictions described in this Appendix 1 and that Buyer shall refuse to transfer the COPE Shares except in accordance with such restrictions, such legend to be substantially as follows:

          "This security has not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), and such security may not be offered, sold, pledged or otherwise transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration, in each case as confirmed in an opinion of counsel satisfactory to the company and in each case in accordance with any other applicable law."